Exhibit 99.1

News Release

Air Products Reports Fiscal 2026 First Quarter Results
Exceeded Q1 guidance | Demonstrated strength and resilience in base business |
Continued focus on unlocking earnings growth, optimizing large projects and maintaining capital discipline

Q1 FY26 Summary of Results:
•GAAP earnings per share ("EPS")# of $3.04, up 10 percent; GAAP operating income of $735 million, up 14 percent
•Adjusted EPS* of $3.16, up 10 percent and exceeding top-end of guidance; adjusted operating income* of $757 million, up 12 percent
Guidance
•Maintaining fiscal 2026 full-year adjusted EPS guidance* of $12.85 to $13.15; fiscal 2026 second quarter adjusted EPS guidance* of $2.95 to $3.10
•Continue to expect fiscal year 2026 capital expenditures* of approximately $4.0 billion
Recent News
•In December 2025, announced advanced negotiations with Yara International for low emission ammonia projects in the U.S. and Saudi Arabia
•Increased quarterly dividend on the Company’s common stock to $1.81 per share, marking the 44th consecutive year of dividend increases
•Awarded supply contracts from the National Aeronautics and Space Administration (NASA) totaling more than $140 million to provide liquid hydrogen for several NASA facilities
Fiscal 2026 First Quarter Consolidated Results
LEHIGH VALLEY, Pa. (January 30, 2026) - Air Products (NYSE:APD) today reported first quarter fiscal 2026 GAAP operating income of $735 million, up 14 percent from the prior year, primarily due to favorable business mix, non‑helium pricing, net of power and fuel costs, and lower costs. The lower costs include productivity improvements and lower maintenance, partially offset by fixed-cost inflation and the prior year sale of a U.S. equity method investment. GAAP operating margin of 23.7 percent increased 170 basis points, despite an approximate 50-basis-point headwind from higher energy cost pass-through driven by the Americas segment. First quarter fiscal 2026 GAAP EPS# of $3.04 increased 10 percent from the prior year.
On a non-GAAP basis, first quarter adjusted operating income* of $757 million increased 12 percent, adjusted operating margin* of 24.4 percent increased 140 basis points, and adjusted EPS* of $3.16 increased 10 percent, each compared to the prior year. These non-GAAP measures exclude the items described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 8 of this release.
First quarter sales of $3.1 billion increased six percent from the prior year, reflecting three percent higher energy cost pass-through, two percent favorable currency and one percent higher pricing. Volumes were flat as higher on-sites were offset by lower helium demand and a significant, non-recurring helium sale to an existing merchant customer in the Americas segment in the prior year.
Chief Executive Officer Eduardo Menezes said, “We had strong results from the base business, with a 10 percent increase in adjusted EPS compared to the prior year period and also posted a 12 percent improvement in adjusted operating income despite helium headwinds in the quarter. This is a solid start as the Air Products team continues to focus on unlocking earnings growth, optimizing large projects and maintaining capital discipline."

# Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
* Certain results in this release include references to non-GAAP financial measures on a consolidated, continuing operations basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range or amount because management is not able to predict the timing or occurrence of events or transactions that management believes are not representative of the Company’s underlying business performance or the timing or occurrence of future investment activity, which are necessary to calculate forward-looking adjusted EPS from continuing operations and capital expenditures, respectively. Refer to the “Capital Expenditures” and “Adjusted EPS Outlook” sections on pages 10 and 11, respectively, for additional information.
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Fiscal 2026 First Quarter Results by Business Segment
•Americas sales of $1.3 billion were up four percent from the prior year, as six percent higher energy cost pass-through and two percent higher pricing were partially offset by four percent lower volumes. The lower volumes were primarily driven by a significant, non-recurring helium sale to an existing merchant customer in the prior year. Pricing improved for non-helium products. Operating income of $404 million increased four percent primarily on the higher non-helium pricing and favorable business mix. Costs were modestly unfavorable as prior‑year income from the sale of an equity method investment and fixed-cost inflation more than offset lower maintenance. Operating margin of 30.1 percent was flat compared to the prior year, as the benefits from favorable business mix and pricing were offset by a headwind of approximately 150 basis points from higher energy cost pass‑through.
•Asia sales of $832 million increased two percent from the prior year, as two percent higher energy cost pass-through and one percent favorable currency were partially offset by one percent lower pricing, driven by helium. Volumes were flat, with new on-sites offset by lower helium demand. Operating income of $232 million increased seven percent primarily due to productivity-driven cost improvements and reduced depreciation due to certain gasification assets being classified as held for sale, partially offset by lower helium. Operating margin of 27.9 percent improved 140 basis points.
•Europe sales of $782 million increased 12 percent from the prior year on eight percent favorable currency, five percent higher volumes, and one percent higher pricing, partially offset by two percent lower energy cost pass-through. The higher volumes were driven by on-sites, including the impact of a prior-year turnaround, and non-helium merchant. Pricing improved for non-helium products. Operating income of $224 million increased 20 percent as favorable volumes, pricing, and currency were partially offset by higher depreciation and fixed-cost inflation, despite productivity improvements. Operating margin of 28.6 percent increased 190 basis points.
•Middle East and India equity affiliates' income of $85 million was flat versus prior year.
•Corporate and other sales of $117 million increased 21 percent from the prior year. Operating loss of $109 million decreased seven percent, primarily due to productivity-driven cost improvements.
Outlook
Air Products continues to expect full-year fiscal 2026 adjusted EPS guidance* in the range of $12.85 to $13.15. For the fiscal 2026 second quarter, Air Products' adjusted EPS guidance* is $2.95 to $3.10.
Air Products continues to expect capital expenditures* of approximately $4.0 billion for full-year fiscal 2026.

Earnings Teleconference
Access the fiscal 2026 first quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on January 30, 2026 by calling 646-769-9200 and entering passcode 2207146 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 85 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2025 sales of $12 billion from operations in approximately 50 countries. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook, investment opportunities and potential transactions that are subject to ongoing negotiations and their expected impact and timing. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to safely and effectively develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we, our affiliates and joint ventures, and our customers and other counterparties operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, joint venture activities, and other commercial transactions, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Megan Britt, tel: (610) 481-0590; email: brittm@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars, except for share and per share data)	2025	2024
Sales	$3,102.5	$2,931.5
Cost of sales	2,107.5	2,016.5
Selling and administrative expense	228.7	242.4
Research and development expense	20.4	22.0
Business and asset actions	22.0	—
Shareholder activism-related costs	—	29.9
Other income (expense), net	10.6	22.9
Operating Income	734.5	643.6
Equity affiliates' income	172.2	150.6
Interest expense	54.5	42.6
Other non-operating income (expense), net	(1.4)	38.9
Income Before Taxes	850.8	790.5
Income tax expense	159.4	140.7
Net Income	691.4	649.8
Net income attributable to noncontrolling interests	13.2	32.4
Net Income Attributable to Air Products	$678.2	$617.4

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$3.04	$2.77
Diluted earnings per share attributable to Air Products	$3.04	$2.77

Weighted Average Common Shares (in millions)
Basic	222.8	222.7
Diluted	222.9	222.9

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of U.S. Dollars)	2025	2025
Assets
Current Assets
Cash and cash items	$1,026.4	$1,856.0
Trade receivables, net	1,894.9	1,901.2
Inventories	788.1	776.5
Prepaid expenses	163.8	174.9
Assets held for sale	472.6	427.7
Other receivables and current assets	757.4	689.5
Total Current Assets	$5,103.2	$5,825.8
Investment in net assets of and advances to equity affiliates	5,440.1	5,366.1
Plant and equipment, at cost	43,785.2	42,754.8
Less: accumulated depreciation	17,643.1	17,417.0
Plant and equipment, net	$26,142.1	$25,337.8
Goodwill, net	971.5	963.9
Intangible assets, net	294.4	293.5
Operating lease right-of-use assets, net	925.2	944.0
Noncurrent lease receivables	299.6	307.1
Financing receivables	964.6	1,000.0
Other noncurrent assets	1,100.0	1,021.3
Total Noncurrent Assets	$36,137.5	$35,233.7
Total Assets	$41,240.7	$41,059.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,035.3	$3,237.7
Accrued income taxes	174.5	179.4
Short-term borrowings	66.7	34.7
Current portion of long-term debt	169.8	716.3
Liabilities held for sale	51.6	50.5
Total Current Liabilities	$3,497.9	$4,218.6
Long-term debt	17,114.6	16,769.9
Long-term debt – related party	180.7	177.5
Noncurrent operating lease liabilities	607.0	616.0
Other noncurrent liabilities	1,341.5	1,348.1
Deferred income taxes	661.9	579.6
Total Noncurrent Liabilities	$19,905.7	$19,491.1
Total Liabilities	$23,403.6	$23,709.7
Air Products Shareholders’ Equity	15,411.3	15,024.9
Noncontrolling Interests	2,425.8	2,324.9
Total Equity	$17,837.1	$17,349.8
Total Liabilities and Equity	$41,240.7	$41,059.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars)	2025	2024
Operating Activities
Net income	$691.4	$649.8
Less: Net income attributable to noncontrolling interests	13.2	32.4
Net income attributable to Air Products	$678.2	$617.4
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	$370.7	$366.8
Deferred income taxes	78.2	(6.3)
Business and asset actions	22.0	—
Undistributed earnings of equity method investments	(28.5)	(48.4)
Gain on sale of assets and investments	(2.2)	(10.1)
Share-based compensation	10.6	16.4
Noncurrent lease receivables	12.0	15.0
Other adjustments	(25.2)	(122.6)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	6.1	(47.8)
Inventories	(11.0)	6.4
Other receivables	(27.8)	9.0
Payables and accrued liabilities	(191.3)	30.5
Other working capital	8.9	(14.6)
Cash Provided by Operating Activities	$900.7	$811.7
Investing Activities
Additions to plant and equipment, including long-term deposits	($1,251.2)	($2,117.6)
Investments in and advances to unconsolidated affiliates	(20.0)	—
Investments in financing receivables	—	(15.3)
Proceeds from sale of assets and investments	26.1	34.4
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	5.0
Proceeds from other investing activities	2.2	29.0
Cash Used for Investing Activities	($1,242.9)	($2,182.1)
Financing Activities
Long-term debt proceeds	$382.5	$459.2
Payments on long-term debt	(569.6)	(12.1)
Net increase (decrease) in commercial paper and short-term borrowings	67.3	(21.5)
Dividends paid to shareholders	(398.4)	(393.6)
Investments by noncontrolling interests	61.0	280.9
Other financing activities	(32.9)	(38.7)
Cash (Used for) Provided by Financing Activities	($490.1)	$274.2
Effect of Exchange Rate Changes on Cash	2.7	(38.0)
Decrease in cash and cash items	($829.6)	($1,134.2)
Cash and cash items – Beginning of year	1,856.0	2,979.7
Cash and Cash Items – End of Period	$1,026.4	$1,845.5
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$109.1	$123.6

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 December 2025
Sales	$1,341.7	$831.5	$782.0	$30.3	$117.0	$3,102.5
Operating income (loss)(A)	403.8	232.3	223.5	5.8	(108.9)	756.5
Depreciation and amortization	171.9	112.7	69.8	6.2	10.1	370.7
Equity affiliates' income (loss)	51.7	13.8	23.4	84.5	(1.2)	172.2
Three Months Ended 31 December 2024
Sales	$1,287.6	$817.1	$697.2	$32.8	$96.8	$2,931.5
Operating income (loss)(A)	388.2	216.4	186.5	(0.6)	(117.0)	673.5
Depreciation and amortization	173.4	122.9	54.5	6.5	9.5	366.8
Equity affiliates' income	35.1	10.3	18.2	85.0	2.0	150.6
Total Assets
31 December 2025	$12,447.2	$6,766.2	$7,086.5	$11,313.5	$3,627.3	$41,240.7
30 September 2025	12,058.7	6,712.2	6,916.8	10,919.4	4,452.4	41,059.5
(A)Operating income (loss) for our reportable segments does not include gains or losses that management does not consider to be indicative of underlying business performance, such as charges related to business and asset actions. Refer below for a reconciliation of total segment operating income to consolidated results.

Reconciliation of Total Segment Operating Income to Consolidated Results
The table below reconciles total segment operating income to income before taxes as reflected on our consolidated income statements:

	Three Months Ended
	31 December
(Millions of U.S. Dollars)	2025	2024
Total Segment Operating Income	$756.5	$673.5
Business and asset actions	(22.0)	—
Shareholder activism-related costs	—	(29.9)
Consolidated Operating Income	$734.5	$643.6
Equity affiliates' income	172.2	150.6
Interest expense	54.5	42.6
Other non-operating income (expense), net	(1.4)	38.9
Income Before Taxes	$850.8	$790.5

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") because they exclude items that management does not consider to be representative of our underlying business operations. We provide these adjusted non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate our business in the same manner as management. When viewed together with our GAAP results, we believe these non-GAAP financial measures offer a more complete understanding of the factors and trends affecting our financial performance and support analysis of our results on a more consistent basis.
Readers are cautioned that non‑GAAP financial measures have inherent limitations and should not be considered in isolation or as a substitute for the corresponding GAAP measures. Our definitions and calculations of non‑GAAP financial measures may differ from those used by other companies, which may limit comparability.
Non-GAAP Performance Measures
Management uses non-GAAP performance measures, including adjusted operating income, adjusted operating margin, and adjusted earnings per share ("EPS"), to assess our performance because these measures exclude items that management does not consider to be representative of our underlying business operations. In addition, adjusted operating income and adjusted EPS are important components of our incentive compensation plans. We also use adjusted operating margin to assess operational efficiency, cost discipline, and overall profitability.
Our non‑GAAP performance measures are adjusted to exclude gains or losses that management believes are not associated with the ongoing operations of our business. These adjustments, which are described below for the periods presented, are not reflected in the results of our reportable segments. Although these items are often difficult to predict, readers should be aware that similar gains or losses may occur in future periods. The related tax effects reflect the expected current and deferred income tax impacts of our non-GAAP adjustments, which are primarily driven by the statutory tax rates of the applicable jurisdictions and the taxability of the underlying adjustments in those jurisdictions.
We reconcile each non‑GAAP performance measure to its most directly comparable GAAP measure in the table below, followed by descriptions of each non-GAAP adjustment. Margins are calculated by dividing the applicable line item by consolidated sales for the relevant period. In addition to our non-GAAP performance measures, we also present components used in calculating adjusted EPS to illustrate the per share effect of our non‑GAAP adjustments. All per share amounts are calculated on a diluted basis from continuing operations attributable to Air Products. Because margins and per share amounts are calculated independently, the individual components may not sum to the related totals due to rounding.

	Three Months Ended 31 December
Q1 2026 vs. Q1 2025	Operating Income	Operating Margin	Other Non- Operating Inc/Exp, Net	Income Tax Expense	Net Income Attributable to Air Products	EPS
Q1 2026 GAAP Measures	$734.5	23.7%	($1.4)	$159.4	$678.2	$3.04
Q1 2025 GAAP Measures	643.6	22.0%	38.9	140.7	617.4	2.77
$ GAAP Change	$90.9					$0.27
%/bp GAAP Change	14%	170 bp				10%
Q1 2026 GAAP Measures	$734.5	23.7%	($1.4)	$159.4	$678.2	$3.04
Business and asset actions(A)	22.0	0.7%	6.3	3.1	24.6	0.11
Non-service pension cost, net	—	—%	3.4	0.9	2.5	0.01
Q1 2026 Adjusted Measures	$756.5	24.4%	$8.3	$163.4	$705.3	$3.16
Q1 2025 GAAP Measures	$643.6	22.0%	$38.9	$140.7	$617.4	$2.77
Shareholder activism-related costs	29.9	1.0%	—	8.0	21.9	0.10
Gain on de-designation of cash flow hedges(B)	—	—%	(38.8)	(3.3)	(10.3)	(0.05)
Non-service pension cost, net	—	—%	10.5	2.6	7.9	0.04
Q1 2025 Adjusted Measures	$673.5	23.0%	$10.6	$148.0	$636.9	$2.86
$ Adjusted Change	$83.0					$0.30
%/bp Adjusted Change	12%	140 bp				10%
(A)Charge attributable to noncontrolling interests was $0.6.
(B)Gain attributable to noncontrolling interests was $25.2.

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Business and Asset Actions
During the first quarter of fiscal year 2026, we recorded charges for business and asset actions totaling $28.3 ($24.6 after tax, or $0.11 per share) related to project exits announced in fiscal year 2025. Of these charges, $22.0 were recorded within operating income to reflect updated cost estimates as we settle project‑related commitments and sell associated assets. The remaining $6.3 was recorded to "Other non‑operating income (expense), net" and reflects losses on cross‑currency interest rate swaps terminated in connection with the early repayment of related intercompany loans for one of the affected gasification projects.
Our estimates reflect our best judgment based on information available as of 31 December 2025. Final settlement of these items may differ materially from current estimates, which could impact our consolidated financial statements in future periods.
Prior Year Shareholder Activism-Related Costs
During the first quarter of fiscal year 2025, we recorded shareholder activism-related costs of $29.9 ($21.9 after tax, or $0.10 per share) in connection with a proxy contest. These costs included legal and other professional service fees and proxy solicitation expenses.
Prior Year Gain on De-designation of Cash Flow Hedges
In fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps due to changes in the anticipated drawdown timeline for hedged borrowings related to the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, in which Air Products holds a one-third ownership interest. As a result, unrealized gains and losses for the de-designated swaps were recorded to "Other non-operating income (expense), net" on our consolidated income statements. During the first quarter of fiscal year 2025, we recorded an unrealized gain of $38.8 ($10.3 attributable to Air Products after tax, or $0.05 per share), with $25.2 attributable to our noncontrolling partners.
We re-designated the affected swaps as outstanding borrowings under the available project financing became commensurate with the swaps’ notional values. The unrealized gain on swaps that remained de-designated during the first quarter of fiscal year 2026 was not material. As of 1 January 2026, all swaps have been re-designated as cash flow hedges.
Non-Service Related Pension Items
Non-service related pension items resulted in net non-operating costs of $3.4 ($2.5 after tax, or $0.01 per share) in the first quarter of fiscal year 2026 compared to $10.5 ($7.9 after tax, or $0.04 per share) in the first quarter of fiscal year 2025. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.

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Capital Expenditures (Non-GAAP)
Capital expenditures is a non-GAAP financial measure that management uses to evaluate our deployment of capital and assess alignment with our strategic priorities. Our calculation of this measure begins as the sum of cash paid for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables, each of which are reported on our consolidated statements of cash flows.
We then adjust this amount to exclude spending for additions to plant and equipment by our consolidated joint venture, NEOM Green Hydrogen Company (“NGHC”), to the extent such spending is funded by sources other than Air Products’ cash. These other funding sources include NGHC’s project financing, which is non‑recourse to Air Products, as well as equity contributions from the other joint venture partners. Management believes this adjustment provides a more useful view of the capital we deploy to support the ongoing growth of our business.
The most directly comparable GAAP measure to our non‑GAAP capital expenditures is “Cash used for investing activities,” as reported on our consolidated statements of cash flows. The reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Three Months Ended
	31 December
	2025	2024
Cash used for investing activities	$1,242.9	$2,182.1
Proceeds from sale of assets and investments	26.1	34.4
Purchases of short-term investments	—	(117.6)
Proceeds from short-term investments	—	5.0
Proceeds from other investing activities	2.2	29.0
NGHC expenditures not funded by Air Products' equity(A)	(360.5)	(923.1)
Capital expenditures	$910.7	$1,209.8
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
The table below outlines the cash flow components included in our definition of capital expenditures:

	Three Months Ended
	31 December
	2025	2024
Additions to plant and equipment, including long-term deposits	$1,251.2	$2,117.6
Investments in and advances to unconsolidated affiliates	20.0	—
Investments in financing receivables	—	15.3
NGHC expenditures not funded by Air Products' equity(A)	(360.5)	(923.1)
Capital expenditures	$910.7	$1,209.8
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture. Substantially all the funding we provide to NGHC is limited for use by the joint venture for its capital expenditures.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because management is unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted capital expenditures to future cash used for investing activities.
We expect capital expenditures of approximately $4.0 billion for fiscal year 2026.

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Adjusted EPS Outlook (Non-GAAP)
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each non-GAAP adjustment is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to predict the timing or occurrence of these or similar future events or the potential for other events or transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Diluted EPS
	Q2	Full Year
2025 Loss Per Share	($7.77)	($1.74)
Business and asset actions	10.28	13.68
Shareholder activism-related costs	0.14	0.32
Gain on sale of business	—	(0.23)
Gain on sale of other assets	—	(0.11)
Loss (Gain) on de-designation of cash flow hedges	0.01	(0.03)
Non-service pension cost, net	0.04	0.15
Tax reform adjustment related to deemed foreign dividends	(0.16)	(0.16)
Tax on repatriation of foreign earnings	0.14	0.14
2025 Adjusted EPS	$2.69	$12.03
2026 Adjusted EPS Outlook	$2.95 – $3.10	$12.85 – $13.15
$ Change	0.26 – 0.41	0.82 – 1.12
% Change	10% – 15%	7% – 9%